EXECUTION VERSION

TABLE OF CONTENTS

	SECTION

1.	INTENTION OF THE PARTIES; DEFINITIONS	1
1.1	Intention of the Parties.	1
1.2	Definitions; Interpretation.	1
2.	WHAT J.P. MORGAN IS REQUIRED TO DO	5
2.1	The Services.	5
2.2	No Duty to Monitor Compliance.	5
2.3	No Responsibility for Tax Returns.	6
2.4	Records.	6
2.5	Compliance with Laws and Regulations.	6
2.6	Anti-Money Laundering	7
2.7	Change of Services.	10
3.	INSTRUCTIONS	11
3.1	Acting on Instructions; Unclear Instructions.	11
3.2	Verification and Security Procedures.	12
3.3	Instructions Contrary To Applicable Law/Market Practice.	12
3.4	Cut-Off Times.	12
3.5	Electronic Access.	13
4.	FEES AND EXPENSES OWING TO J.P. MORGAN	13
4.1	Fees and Expenses.	13
5.	ADDITIONAL PROVISIONS RELATING TO CUSTOMER	15
5.1	Representations of Customer and J.P. Morgan.	15
5.2	Customer to Provide Certain Information to J.P. Morgan.	16
5.3	Information Used to Provide the Service.	16
6.	WHERE J.P. MORGAN IS LIABLE TO CUSTOMER OR THE FUNDS	16
6.1	Standard of Care; Liability.	16
6.2	Force Majeure.	17
6.3	J.P. Morgan May Consult with Counsel.	17
6.4	Limitations of J.P. Morgan’s Liability.	18
7.	TERM AND TERMINATION	19
7.1	Term and Termination.	19
7.2	Other Grounds for Termination.	19
7.3	[Omitted.]	19
7.4	Consequences of Termination.	20
7.5	Transition following Termination.	20
8.	MISCELLANEOUS	21
8.1	Notices.	21
8.2	Successors and Assigns.	21
8.3	Entire Agreement.	21
8.4	Insurance.	21
8.5	Governing Law and Jurisdiction.	21
8.6	Severability; Waiver; and Survival.	22
8.7	Confidentiality.	22
8.8	Use of J.P. Morgan’s Name.	24
8.9	Delegation.	25
8.10	Third Party Rights.	25
8.11	Counterparts.	25

SCHEDULE 1	FUNDS	17
SCHEDULE 2	ACCOUNTING AND NAV CALCULATION SERVICES	27

Page i

Page ii

TRANSFER AGENCY AND FUND ACCOUNTING SERVICES AGREEMENT

This Agreement, dated September 8, 2010, is between each of EAGLE MUTUAL FUNDS listed on Schedule 1 hereto, as such Schedule may be amended from time to time (each, severally, "Customer" or “Fund”), and J.P. MORGAN INVESTOR SERVICES CO. (“J.P. Morgan”).

1.	Intention of the Parties; Definitions

	1.1	Intention of the Parties.

		(a)	J.P. Morgan is a Delaware corporation and transfer agent registered with the United States Securities and Exchange Commission (“SEC”).

(b)
Customer is an open-end management investment company that is, or whose Funds are, registered under the 1940 Act, with the purpose of investment of its assets in certain types of securities and instruments, as more fully described in Customer’s Registration Statement, as amended from time to time.

(c)
Customer has requested J.P. Morgan to provide Accounting and NAV Calculation Services and Transfer Agency Services, which J.P. Morgan has agreed to do subject to the terms and conditions appearing in this Agreement and the Schedules.

	1.2	Definitions; Interpretation.

		(a)	As used in this Agreement and the Schedules and Appendices to this Agreement, the following terms have the meaning hereinafter stated.

“Accounting and NAV Calculation Services” means the services described in Schedule 2.

“Advisers Act” means the Investment Advisers Act of 1940, as amended.

“Affiliate(s)” means in relation to a party, any company, partnership or other entity which controls, is controlled by or is under common control with such party.

“Applicable Law” means the applicable laws in force in the United States, including the 1940 Act, the Advisers Act, the Securities Act of 1933, as amended (“1933 Act”) and the Securities Exchange Act of 1934, as amended, (“1934 Act”), the Bank Secrecy Act,  as amended by the USA PATRIOT Act of 2001, and the implementing regulations thereunder, as well as any applicable statute, treaty, rule, regulation or common law and any applicable decree, injunction,

“Authorized Person” means any person who has been designated by Customer (or by any agent designated by Customer) to act on behalf of Customer under this Agreement. Such persons will continue to be Authorized Persons until such time as J.P. Morgan receives, and has had reasonable time to act upon, Instructions from Customer (or its agent) that any such person is no longer an Authorized Person.

“Board” means the board of trustees of Customer.

“Change” has the meaning given in Clause 2.7.

“Change Request” has the meaning given in Clause 2.7.

“Confidential Information” means and includes any information, regardless of the form it is communicated or maintained in, relating to or disclosed during the term of the business discussions, which is, or should reasonably be understood to be, confidential or proprietary to the disclosing party, including without limitation, names and expertise of employees, technical processes, formulas, ideas, strategies, source codes, product designs, sales, cost and other unpublished financial information, Consumer Information, product and business plans, projections and marketing data, and any other proprietary data and information transmitted to the receiving party.  The Confidential Information shall remain the property of the disclosing party.

The term Confidential Information shall not include information which is or becomes available to the general public by means other than J.P. Morgan’s breach of the terms of this Agreement or information which J.P. Morgan obtains on a non-confidential basis from a person who is not known to be subject to any obligation of confidence to any person with respect to that information.

“Consumer Information” means personally identifiable information, such as names, addresses, telephone numbers, account numbers, demographic, financial and transactional information and non-public personal information of consumers, including prior, present, or potential Shareholders of Customer (and clients of those Shareholders), as defined under Applicable Law.  Consumer Information is a subset of Confidential Information and shall be transmitted by the disclosing party to the receiving party by encrypted file(s) or secured website.

“Declaration” means the declaration of trust of Customer, as amended from time to time.

“Distributor” means any entity or structure, the purpose of which is to make the shares of Customer available to the public (e.g., broker-dealers; fund of funds; wrap accounts).

“Fees” means the payments described in Article 4, to be made by Customer to J.P. Morgan for the Services.

“Fund(s)” means shares of beneficial interest in Customer that are divided into a separate series, with each series of Customer corresponding to a distinct part of the assets and liabilities of Customer, with such features as described in the Registration Statement.

“Instruction” means an instruction that has been verified in accordance with a Security Procedure or, if no Security Procedure is applicable, which J.P. Morgan believes in good faith to have been given by an Authorized Person.  Concurrently with the execution of this Agreement, and from time to time thereafter, as appropriate, Customer shall deliver to J.P. Morgan, duly certified by any of Customer’s Secretary, Assistant Secretary, Treasurer or Assistant Treasurer, a certificate setting forth the names, titles, and signatures of all persons authorized to give Instructions or any other notice, request, direction, instruction, certificate or instrument on behalf of Customer. Such certificate may be accepted and relied upon by J.P. Morgan as conclusive evidence of the facts set forth therein and shall be considered to be in full force and effect until receipt by J.P. Morgan of a similar certificate to the contrary.

"Investment Adviser” means any person or entity appointed as investment adviser or manager of Customer or the applicable Fund to manage, supervise and conduct the business and administrative affairs of the applicable Fund, in accordance with the Registration Statement.

“J.P. Morgan Indemnitees” means J.P. Morgan and its Affiliates and nominees, and their respective directors, officers, employees and agents.

“Liabilities” means any liabilities, losses, claims, costs, damages, penalties, fines, obligations, or expenses of any kind whatsoever (including, without limitation, reasonable attorneys’, accountants’, consultants’ or experts’ fees and disbursements).

“1940 Act” means the Investment Company Act of 1940, as amended.

“OTC Derivative Contract” means any contract of a type that J.P. Morgan, acting reasonably, determines to be an over-the-counter derivative.

“Prospectus” means the prospectus of Customer or the applicable Fund as supplemented, updated or amended from time to time.

“Registration Statement” means the registration statement on Form N-1A of Customer or the applicable Fund, filed under the 1933 Act and the 1940 Act, as amended or supplemented, updated or amended from time to time.

“Regulator” means the United States Securities and Exchange Commission (“SEC”) or the Financial Industry Regulatory Authority (“FINRA”), as applicable.

“SAI” means the Statement of Additional Information of Customer or the applicable Fund as supplemented, updated or amended from time to time.

“Security Procedure” has the meaning given in Clause 3.2(a).

“Service Commencement Date” means the first date on which J.P. Morgan is entitled to receive fees under this Agreement.

"Services" means the Accounting and NAV Calculation Services and Transfer Agency Services, as described in the “Service Level Document” which provides descriptions and measures of timeframes, deadlines and service levels.  The Service Level Document is not incorporated by reference to this Agreement since the descriptions and measures described within it may be changed from time to time without amending this Agreement.  The parties may, however, refer to the Service Level Document as a measure of whether or not J.P. Morgan satisfied its obligation of reasonable care, prudence and diligence in performing its duties and obligations under the Agreement.

“Share Transaction” means a purchase, redemption, or exchange transaction of Shares.

"Shareholder Records" means the records maintained by the Transfer Agent containing information concerning the Shareholders and Share Transactions.

"Shares" means the shares issued by Customer.

"Shareholder" means a holder of Shares.

"Transfer Agency Services" means the services described in Schedule 3.

(b)	Headings are for convenience only and are not intended to affect interpretation.

(c)
References to Articles and Sections are to Articles and Sections of this Agreement and references to sub-sections and paragraphs are to sub-sections of the Sections and paragraphs of the sub-sections in which they appear.

(d)
Unless the context requires otherwise, references in this Agreement to "persons" shall include legal as well as natural entities; references importing the singular shall include the plural (and vice versa); use of the generic masculine pronoun shall include the feminine; and references to appendices and numbered sections shall be to such addenda and provisions herein; all such addenda are hereby incorporated in this Agreement by reference.

2.	What J.P. Morgan is Required to Do

	2.1	The Services.

(a)
Customer hereby appoints J.P. Morgan to provide the Services with respect to Customer and J.P. Morgan agrees to provide the Services with respect to Customer (subject to any limitations notified by Customer to J.P. Morgan in writing and subject to any requirements or restrictions imposed on the performance of such functions by any statutory provisions for the time being in force), until this Agreement is terminated as hereinafter provided.

(b) J.P. Morgan shall act as agent of Customer and/or the Funds solely with respect to the duties of J.P. Morgan described in this Agreement.

(c) Customer acknowledges that J.P. Morgan is not providing any legal, tax or investment advice in providing the Services.

	2.2	No Duty to Monitor Compliance.

Each party hereto acknowledges that the duty of J.P. Morgan in its capacity as the provider of any of the Services shall not constitute a duty to monitor the compliance of any other party hereto or their delegates or any other person whatsoever (other than J.P. Morgan or any of its delegates) with any restriction or guideline imposed on Customer or any of the Funds or the Investment Adviser by the Registration Statement and any other document, or by law or regulation or otherwise with regard to Customer or any of the Funds or the Investment Adviser, except as expressly set forth in this Agreement  and further, that the duties of J.P. Morgan in its capacity as the provider of any of the Services, shall not extend to enforcing compliance of Customer or any of the Funds, the Investment Adviser or their delegates or any other person whatsoever (other than J.P. Morgan or any of its delegates) with any such restrictions or guidelines.

	2.3	No Responsibility for Tax Returns.

Notwithstanding anything herein to the contrary, while J.P. Morgan shall provide Customer with information regarding taxable events in the United States in relation to Customer and/or the Funds, J.P. Morgan is not responsible for preparing or filing any tax reports or returns on behalf of the Shareholders, Customer or the Funds except as expressly set forth in this Agreement.

	2.4	Records.

(a)     J.P. Morgan shall keep records relating to the Services performed hereunder in the form and manner, and for such period, as it may deem advisable, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder as amended.  J.P. Morgan agrees that all such records prepared or maintained by J.P. Morgan relating to the Services performed by J.P. Morgan hereunder will be preserved, maintained, and made available in accordance with such laws applicable to Customer, including without limitation, Section 31 of the 1940 Act.  J.P. Morgan shall promptly provide a copy of the records (or a summary or compilation of records as J.P. Morgan and Customer reasonably, and in good faith, deem satisfactory) to Customer or its designee upon its request. J.P. Morgan acknowledges and agrees that the underlying records maintained by J.P. Morgan are the property of Customer, however, the manner in which the records are preserved and maintained by J.P. Morgan does not create a separate property right for Customer in J.P. Morgan’s documents, systems, or mechanisms (as described in Section 2.4(b)).

(b)          J.P. Morgan is authorized to maintain all accounts, registers, corporate books and other documents on magnetic tape or disc, or on any other mechanical or electronic system; provided that they are capable of being reproduced in legible form in accordance with Applicable Law. Where any Authorized Person, or Customer’s auditor, wishes to inspect such documents maintained by J.P. Morgan, J.P. Morgan shall provide legible documents, for the discharge of Customer’s and its auditors’ legal and regulatory duties. Customer or the applicable Fund shall be responsible for the payment of any reasonable research and copying costs associated with any such request as agreed to by the parties.  To the extent it is not practicably possible to agree on the reimbursable costs in advance, the parties shall, in good faith, negotiate and agree to the costs after J.P. Morgan commences the production of the requested documents.

2.5	Compliance with Laws and Regulations.

(a)          J.P. Morgan will comply with Applicable Law in the United States and in each state with respect to the provision of the Services. Customer undertakes to comply (and to cause the Funds to comply) with Applicable Law in the United States and in each state in which Customer conducts business, to the extent that compliance with such Applicable Law is relevant to the provision or receipt of the Services.

(b)          J.P. Morgan has adopted and implemented written policies and procedures reasonably designed to prevent violations of the Federal Securities Laws (as defined under the rules related to the 1940 Act) related to the Services provided by J.P. Morgan to Customer.  J.P. Morgan will review, no less frequently than annually, the adequacy of the policies and procedures and the effectiveness of their implementation and will report to Customer any material changes made to the policies and procedures since the date of the last report.  J.P. Morgan will provide Customer with an annual report of each Material Compliance Matter (as defined under the rules related to the 1940 Act) that occurred since the date of the last report.

2.6	Anti-Money Laundering

The parties acknowledge that they are financial institutions subject to the Bank Secrecy Act as amended by the USA PATRIOT Act of 2001 and the implementing regulations thereunder (collectively, the “AML Acts”) and agree to abide by the AML Acts by implementing reasonable risk-based procedures to monitor for potential money laundering and other reportable activity, and by taking other necessary actions to adhere to the AML Acts.  The parties acknowledge that the AML Acts require, among other things, that financial institutions adopt compliance programs to guard against money laundering and provide for customer identification programs.  The parties further acknowledge that they are in compliance and will continue to comply with the AML Acts and applicable anti-money laundering rules of self-regulatory organizations in all relevant respects.  J.P. Morgan agrees to undertake certain AML duties with respect to Customer as set forth in Schedule 3, attached.  The duties and responsibilities of Customer and J.P. Morgan with respect to this Section 2.6 are set forth in Schedule 3, attached.

2.7	Change to Services.

(a)
If either party wishes to propose any amendment or modification to, or variation of, the Services (including the scope or details of the Services (a “Change”) then it shall notify the other party of that fact by sending a request (a “Change Request”) to the party, specifying in as much detail as is reasonably practicable the nature of the Change. J.P. Morgan shall maintain a log of all Change Requests.

(b)
Promptly following the receipt of a Change Request the parties shall agree whether to implement the Change Request, whether the Fees should be modified in light of the change to the Services, and the basis upon which J.P. Morgan will be compensated for implementing the Change Request.  Except for any Change Request due to a change in Applicable Law as set forth in subsection (c) below, J.P. Morgan acknowledges that a Change Request which results in a material increase in fees (defined herein as a change of 2% or more, or an aggregate change of $10,000 or more, of the Fees) or a material change in the Services shall be presented to the Board for its consideration at a regularly scheduled quarterly Board meeting; provided that J.P. Morgan shall not be obligated to implement the Change until any associated Fee change has been validly approved and in effect.

(c)
If a change to Applicable Law requires a Change to the provision of the Services, the parties shall follow the Change Request processes set forth in this Section. J.P. Morgan shall bear its own costs with respect to implementing such a Change Request except that:

		(i)	the parties shall agree on reasonable charges to be paid by Customer for any changes to software that J.P. Morgan has developed or customized for Customer; and

(ii)
the parties shall agree on reasonable charges to be paid by Customer for any changes required as a result of the change in Applicable Law affecting Customer and/or any of its Funds in a materially different way than it affects J.P. Morgan’s other customers, or which Customer wishes J.P. Morgan to implement in a way different from what J.P. Morgan reasonably intends to implement for its other customers.

If the change in Applicable Law results in a change to the Services, or an increase in J.P. Morgan’s risk associated with provision of the Services, J.P. Morgan shall be entitled to make an appropriate increase in the Fees. To the extent practicably possible, J.P. Morgan shall provide Customer with reasonable advance notice of, and consult with Customer with respect to, any such Fee increase.

		(d)	Customer shall have the right to amend the Registration Statement provided, however, that any change to J.P. Morgan’s rights and responsibilities under this Agreement resulting from such amendment shall be subject to the terms and conditions of this Section 2.7.

3.	Instructions

	3.1	Acting on Instructions; Unclear Instructions.

		(a)	Customer authorizes J.P. Morgan to accept and act upon any Instructions received by it, subject to Section 3.2, below, without inquiry. Customer will indemnify the J.P. Morgan Indemnitees against, and hold each of them harmless from, any Liabilities that may be imposed on, incurred by, or asserted against the J.P. Morgan Indemnitees as a result of any action or omission taken in accordance with any Instruction unless the Liabilities result from bad faith, negligence, fraud or willful misconduct on the part of the J.P. Morgan Indemnitees with respect to the manner in which such Instructions are followed.

		(b)	J.P. Morgan shall promptly notify an Authorized Person or Shareholder, as applicable, if an Instruction does not contain all information reasonably necessary for J.P. Morgan to carry out the Instruction. J.P. Morgan will not be liable for any loss arising from any reasonable delay in carrying out any such Instruction pending receipt of such missing information, clarification or confirmation unless the losses result from J.P. Morgan’s bad faith, negligence, fraud or willful misconduct.

	3.2	Verification and Security Procedures.

		(a)	J.P. Morgan and Customer shall from time to time agree upon security procedures to be followed by Customer upon the issuance of an Instruction and/or by J.P. Morgan upon the receipt of an Instruction, so as to enable J.P. Morgan to verify that such Instruction is authorized (“Security Procedures”). A Security Procedure may, without limitation, involve the use of algorithms, codes, passwords, encryption and telephone callbacks. Customer acknowledges that Security Procedures are designed to verify the authenticity of, and not detect errors in, Instructions. The parties agree that a message issued in the name of Customer through any third party utility agreed upon by the parties as being a method for providing Instructions and authenticated in accordance with that utility’s customary procedures, shall be deemed to be an authorized Instruction.

(b) J.P. Morgan and Customer shall ensure that any codes, passwords or similar devices are reasonably safeguarded.

(c) J.P. Morgan may record any of its telephone communications.

	3.3	Instructions Contrary To Applicable Law/Market Practice.

J.P. Morgan need not act upon Instructions which it reasonably believes to be contrary to Applicable Law or market practice but J.P. Morgan will be under no duty to investigate whether any Instructions comply with Applicable Law or market practice. If J.P. Morgan declines to act upon any Instruction in accordance with this Agreement, then it shall promptly notify Customer.

	3.4	Cut-Off Times.

J.P. Morgan has established cut-off times for receipt of certain Instructions, which will be made available to Customer. If J.P. Morgan receives an Instruction (other than Instructions relating to a Share Transaction, which shall be processed by J.P. Morgan in accordance with the Registration Statement) after its established cut-off time, J.P. Morgan will attempt to act upon the Instruction on the day requested if J.P. Morgan deems it practicable to do so or otherwise as soon as practicable after that day. J.P. Morgan will provide Customer with reasonable prior notice of any changes to the cut-off times previously communicated to Customer if such advance notice is practicable or the change is made as part of the normal review and update in the ordinary course of business. In any event, J.P. Morgan will provide notice of such change without undue delay.

	3.5	Electronic Access.

Access by Customer to certain applications or products of J.P. Morgan via J.P. Morgan’s web site or otherwise shall be governed by this Agreement and the terms and conditions set forth in Schedule 4.

4.	Fees and Expenses Owing to J.P. Morgan

	4.1	Fees and Expenses.

(a) Customer will pay J.P. Morgan for its services under this Agreement, as agreed between Customer and J.P. Morgan from time to time and as described in Schedule 5.

If a Significant Business Event (as defined below) occurs, J.P. Morgan may, through Change Control, request an adjustment to the Fees to reflect the effect or impact, if any, caused by the Significant Business Event.  Customer shall not unreasonably withhold or delay its consent to any adjustment requested by J.P. Morgan.  “Significant Business Event” means any change in the size, business or structure of Customer, which will materially change the requirements for Services provided hereunder, including without limitation: (i) the purchase or sale, or similar acquisition or disposition of another company (or other entity) or business by Customer; or (ii) the restructuring or re-organization of Customer; or (iii) a merger, consolidation or other similar business combination involving Customer and an unaffiliated entity; or (iv) the commencement of a new business, or material change to the existing business (or method of carrying on that business), by Customer; or (v) a change to Applicable Law that would result in a material addition to the Services or a material change in the manner in which the Services are provided, or which would impose on J.P. Morgan in providing the Services materially additional costs not contemplated by J.P. Morgan as of the date hereof; or (vi) the termination of the custody agreement between JPMorgan Chase Bank, N.A. and Customer.  This Agreement will be binding on each of the parties hereto (including during a Significant Business Event) and their respective successors and permitted assigns, but the parties agree that neither party can assign its rights and obligations under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed; except J.P. Morgan may assign this Agreement without Customer’s consent to (a) any Affiliate or subsidiary of J.P. Morgan or (b) in connection with a merger, reorganization, stock sale or sale of all or substantially all of J.P. Morgan’s fund servicing business.

(b)	In addition to the fees provided for above, Customer shall be responsible for the payment of all the reasonable fees and disbursements of J.P. Morgan in connection with the establishment, and ongoing business of Customer and/or any Fund, all governmental or similar fees, charges, taxes, duties and imposts levied in or by any relevant authority in the United States on or in respect of Customer and/or any Fund which are incurred by J.P. Morgan, and any other customary or extraordinary expenses reasonably incurred and agreed to by the parties. Customer shall reimburse J.P. Morgan for any of the foregoing and for all reasonable out-of-pocket expenses including without limitation telephone, postage and stationery and expenses of a similar nature as J.P. Morgan may incur in the execution of its duties under this Agreement and including the costs and expenses, by Customer’s request or with Customer’s agreement, incurred by J.P. Morgan and its agents in determining the value of assets in connection with its duty as the calculator of the Net Asset Value of

Customer or the Funds or any Shares and in connection with the performance of its duties pursuant to this Agreement.

		(c)	Invoices will be payable within thirty (30) days of the date of the invoice. If Customer disputes an invoice, it shall nevertheless pay on or before the date that payment is due such portion of the invoice as is not subject to a bona fide dispute. Without prejudice to J.P. Morgan’s other rights, J.P. Morgan reserves the right to charge interest on overdue amounts (except to the extent the amount is subject to a bona fide dispute) from the due date until actual payment at an annual rate equal to the sum of the overnight Fed Funds rate as in effect from time to time plus 2 percentage points.

5.	Additional Provisions Relating to Customer

	5.1	Representations of Customer and J.P. Morgan.

		(a)	Customer represents and warrants that (i) assuming execution and delivery of this Agreement by J.P. Morgan, this Agreement is Customer’s legal, valid and binding obligation; (ii) it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement, and (iii) it has not relied on any oral or written representation made by J.P. Morgan or any person on its behalf, and acknowledges that this Agreement sets out to the fullest extent the duties of J.P. Morgan.

		(b)	J.P. Morgan represents and warrants that (i) assuming execution and delivery of this Agreement by Customer, this Agreement is J.P. Morgan’s legal, valid and binding obligation; (ii) it has full power and authority to enter into and has taken all necessary corporate action to authorize the execution of this Agreement, and (iii) it has not relied on any oral or written representation made by Customer or any person on its behalf, and acknowledges that this Agreement sets out to the fullest extent the duties of Customer.

	5.2	Customer to Provide Certain Information to J.P. Morgan.

Upon request, Customer will promptly provide to J.P. Morgan such information about itself and its financial status as J.P. Morgan may reasonably request, including the Declaration and Customer’s current audited and unaudited financial statements, its Registration Statement and any contracts, regulatory documents or information relating to opinions from a lawyer or accountant that were previously provided to Customer that relate to the Services described in this Agreement provided however, that Customer is not required to provide any information it deems privileged or is otherwise restricted under Applicable Law.

	5.3	Information Used to Provide the Service.

Customer agrees with J.P. Morgan that any information Customer or the Investment Adviser provides to J.P. Morgan pursuant to this Agreement shall be complete and accurate to enable J.P. Morgan to perform its responsibilities pursuant to this Agreement.

6.	Where J.P. Morgan is Liable to Customer or the Funds

	6.1	Standard of Care; Liability.

(a)
J.P. Morgan will use reasonable care in performing its obligations under this Agreement. J.P. Morgan will not be responsible for any loss or damage suffered by Customer with respect to any matter as to which J.P. Morgan has satisfied its obligation of reasonable care unless the same results from J.P. Morgan’s bad faith, negligence, fraud or willful misconduct.

(b)
J.P. Morgan will be liable for Customer’s direct damages to the extent they result from J.P. Morgan’s, J.P. Morgan’s Affiliates, or their delegates’ bad faith, fraud, negligence, or willful misconduct in performing its duties as set out in this Agreement. Nevertheless, under no circumstances will J.P. Morgan be liable for any indirect, incidental, consequential or special damages (including, without limitation, lost profits or business) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought, resulting from J.P. Morgan’s performance under this Agreement, or J.P. Morgan’s role as a service provider to Customer.

(c)
Customer will indemnify the J.P. Morgan Indemnitees against, and hold them harmless from, any Liabilities that may be imposed on, incurred by or asserted against any of the J.P. Morgan Indemnitees in connection with or arising out of J.P. Morgan’s performance under this Agreement, provided the J.P. Morgan Indemnitees have not acted with negligence or bad faith or engaged in fraud or willful misconduct in connection with the Liabilities in question.  Except for any Liability resulting from a third party asserting a claim against J.P. Morgan with respect to Services (arising from or related to this Agreement) provided to Customer, Customer will not be obligated to indemnify the J.P. Morgan Indemnitees for any indirect, incidental, consequential or special damages (including, without limitation, lost profits) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought, with respect to Customer’s performance under this Agreement.

	6.2	Force Majeure.

J.P. Morgan will maintain and update from time to time business continuation and disaster recovery procedures with respect to its global business that it determines from time to time meet reasonable commercial standards. To the extent permitted by Applicable Law, J.P. Morgan will have no liability, however, for any damage, loss, expense or liability of any nature that Customer or any of the Funds  may suffer or incur, caused by an act of God, fire, flood, civil or labor disturbance, war, terrorism, act of any governmental authority or other act or threat of any authority (de jure or de facto), legal constraint, fraud or forgery, malfunction of equipment or software (except where such malfunction is primarily attributable to J.P. Morgan’s negligence in maintaining the equipment or software), failure of or the effect of rules or operations of any external funds transfer system, inability to obtain or interruption of external communications facilities, or any cause beyond the reasonable control of J.P. Morgan.  J.P. Morgan shall promptly, after obtaining knowledge thereof, use its commercially reasonable efforts to address any such situation above and use commercially reasonable efforts to mitigate any losses arising as a result of the above matters.

6.3	J.P. Morgan May Consult with Counsel.

J.P. Morgan will be entitled to rely on, and may act upon the advice of professional advisors in relation to matters of law, regulation or market practice (which may be the professional advisers of Customer or the Funds) , and will not be liable to Customer under this Agreement for any action taken or omitted pursuant to such advice.  J.P. Morgan will promptly notify Customer if it is relying on the advice of professional advisers as described herein to the extent that an action taken or omitted pursuant to such advice is inconsistent with this Agreement, and will make Customer aware of the nature of the advice provided to the extent permitted under Applicable Law.

6.4	Limitations of J.P. Morgan’s Liability.

(a)
J.P. Morgan may rely on information provided to it by or on behalf of Customer or the Funds, or which was prepared or maintained by Customer or any third party on behalf of the Funds, in the course of discharging its duties under this Agreement. J.P. Morgan shall not be liable to any person for any Liabilities suffered by any person as a result of J.P. Morgan: (i) having relied upon the authority, accuracy, truth or completeness of information including, without limitation, information supplied to J.P. Morgan by Customer or by the Investment Adviser or any third party which is not a delegate of J.P. Morgan, including but not limited to, information in relation to trades in respect of Customer or the Funds or expenses of Customer or the Funds; (ii) having relied upon the authority, accuracy, truth and completeness of information furnished to J.P. Morgan by any pricing services, data services, or provider of other market information or information concerning securities held by Customer or the Funds.  J.P. Morgan shall promptly, after obtaining knowledge thereof, use its commercially reasonable efforts to address any such Liability above and use commercially reasonable efforts to mitigate any losses arising as a result of the above matters.

(b)
J.P. Morgan shall not be liable for any error in data that is transitioned to J.P. Morgan at the time it begins to provide the Services with respect to Customer or the Funds provided however that J.P. Morgan:

(i) shall use reasonable efforts to mitigate any Liabilities arising as a result of any such error of which it is aware; and

(ii) shall notify Customer as soon as practicable after becoming aware of the error.

J.P. Morgan shall be entitled to reasonable compensation, at its customary hourly rates, as agreed to by the parties, for the remediation efforts needed to correct any such error in data.

(c)
J.P. Morgan shall not be liable for any Liabilities resulting from a failure by any person (other than a delegate of J.P. Morgan) to provide J.P. Morgan with any information or notice that is reasonably necessary for the provision of the Services, provided however that the Liabilities do not result from bad faith, negligence, fraud or willful misconduct on the part of the J.P. Morgan Indemnitees. J.P. Morgan shall use reasonable efforts to find alternative sources of information in the event of any such failure. In the event of any such failure that may affect the performance of the Services, J.P. Morgan shall promptly notify Customer.

(d)
J.P. Morgan shall not be liable for any Liabilities whatsoever incurred or suffered by any party hereto, whether on their own account or for the account of Customer or the Funds, as a result of the failure of Customer or its agents, officers or employees to comply with the laws or regulations of any jurisdiction in which Shares are offered.

(e)
J.P. Morgan’s responsibilities with respect to the correction of an error in calculating the net asset value of Customer or any Fund shall be subject to the NAV correction policy and procedures attached to this Agreement as Appendix A to Schedule 2 of this Agreement.

7.	Term and Termination

	7.1	Term and Termination.

This Agreement shall be in effect for an initial term of five (5) years from the Services Commencement Date (the “Initial Term”). The Agreement may be renewed for additional one year periods effective from the end of the Initial Term of this Agreement and subsequent anniversary dates, unless and until a valid termination notice is given by Customer or J.P. Morgan at least one hundred and twenty (120) days prior to the end of the applicable term.

	7.2	Other Grounds for Termination.

	(a)	In the event of the termination of the custody agreement between J.P.

Morgan and Customer, J.P. Morgan may terminate this Agreement with respect to Customer or any applicable Funds in whole or in part and cease to provide the Services simultaneously with the transition of the assets of Customer or the Funds to a successor custodian.  In the event that any such termination occurs prior to the end of the Initial Term, Customer shall pay J.P. Morgan an early termination fee in an amount equal to six (6) times the average monthly Fee paid by Customer during the preceding six (6) months (an “Early Termination Fee”), unless: i) Customer’s termination of the custody agreement was for J.P. Morgan’s material breach; or 2) J.P. Morgan’s termination of the custody agreement was not due to Customer’s breach.

(b)
In the event of the termination of any custody, fund administration, fund accounting, or transfer agency services agreement between J.P. Morgan or JPMorgan Chase Bank, N. A., and Eagle Asset Management, Inc., Eagle Fund Services, Inc., or Customer, then either party may terminate this Agreement in whole or in part simultaneously with the transition of Customer’s assets to a successor service provider, unless otherwise mutually agreed by the parties hereto.  In the event of termination under this Section 7.2(b), Customer shall not be obligated to pay the Early Termination Fee.

(c)
Either party may terminate this Agreement immediately upon written notice to the other party following the occurrence of any of the following (in which case Customer shall not be obligated to pay an Early Termination Fee):

(i)
the other party being declared bankrupt, entering into a composition with creditors, obtaining a suspension of payment, being put under court controlled management or being the subject of a similar measure;

	(ii)	the relevant federal or state authority withdrawing its authorization of either party; or

(iii)
the other party committing any material breach of this Agreement and failing to remedy such breach (if capable of remedy) within one hundred twenty (120) days of being given written notice of the material breach, unless the parties agree to extend the period to remedy the breach.

(d)
Customer may terminate this Agreement upon a merger, reorganization, stock sale or asset sale of all or substantially all of J.P. Morgan’s fund administration business without paying an Early Termination Fee provided such merger, reorganization or sale is not with an Affiliate or subsidiary of J.P. Morgan.

(e)	J.P. Morgan may terminate this Agreement upon a merger, reorganization, stock sale or asset sale of all or substantially all of

Customer’s business (in which case Customer shall not be obligated to pay an Early Termination Fee).

	7.3	[Omitted.]

	7.4	Consequences of Termination.

Termination of this Agreement under the provisions of this Article 7 will be without prejudice to the performance of any party's obligations under this Agreement with respect to all outstanding transactions at the date of termination.

	7.5	Transition following Termination.

As soon as reasonably practicable following its resignation or termination of appointment becoming effective and subject to payment of any amount owing to J.P. Morgan under this Agreement, J.P. Morgan agrees to transfer such records and related supporting documentation as are held by it under this Agreement, to any replacement provider of the Services or to such other person as Customer may direct. Except as otherwise provided in Section 7.2, J.P. Morgan will provide the Services until a replacement service provider is in place subject to the terms and conditions of this Agreement (including Article 4).  J.P. Morgan will also provide reasonable assistance to its successor, for such transfer, subject to the payment of such reasonable expenses and charges as J.P. Morgan customarily charges for such assistance and agreed to by the parties. Customer undertakes to use its best efforts to appoint a new service provider as soon as possible.

8.	Miscellaneous

	8.1	Notices.

Notices (other than Instructions) will be served by overnight delivery by a nationally recognized courier service that provides evidence of receipt, registered mail return receipt requested, or hand delivery to the address of the respective parties as set out on the first page of this Agreement, unless notice of a new address is given to the other party in writing. Notice will not be deemed to be given unless it has been received.

	8.2	Successors and Assigns.

This Agreement will be binding on each of the parties hereto and their respective successors and permitted assigns, but the parties agree that neither party can assign its rights and obligations under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld and provided that any such assignment, transfer or charge shall be in compliance with Applicable Law.

8.3	Entire Agreement.

This Agreement, including the Schedules and Appendices, sets out the entire Agreement between the parties in connection with the subject matter, and this Agreement supersedes any other agreement, statement, or representation relating to the Services under this Agreement, whether oral or written.

Amendments must be in writing and, except where this Agreement provides for amendments by notice from J.P. Morgan, signed by both parties.  Notwithstanding the foregoing Customer or J.P. Morgan may refer to the Service Level Document (as defined in Section 1.2 above) as a measure of whether or not J.P. Morgan satisfied its obligation of reasonable care, prudence and diligence in performing its duties and obligations under the Agreement.

8.4	Insurance.

Customer acknowledges that J.P. Morgan will not be required to maintain any insurance coverage specifically for the benefit of Customer or the Funds. J.P. Morgan will, however, provide details of its own general insurance coverage, to Customer on request.

8.5	Governing Law and Jurisdiction; Dispute Resolution

(a)
This Agreement will be construed, regulated and administered under the laws of the U.S. or State of New York, as applicable, without regard to New York’s principles regarding conflict of laws.  The U.S. District Court for the Southern District of New York will have the sole and exclusive jurisdiction over any lawsuit or other judicial proceeding relating to or arising from this Agreement.  If that court lacks federal subject matter jurisdiction, the Supreme Court of the State of New York, New York County will have sole and exclusive jurisdiction.  Either of these courts will have the proper venue for any such lawsuit or judicial proceeding, and the parties waive any objection to venue or their convenience as a forum.  The parties agree to submit to the jurisdiction of any of the courts specified and to accept service of process to vest personal jurisdiction over them in any of these courts.  The parties further hereby knowingly, voluntarily and intentionally waive, to the fullest extent permitted by Applicable Law, any right to a trial by jury with respect to any such lawsuit or judicial proceeding arising or relating to this Agreement or the transactions contemplated hereby.

(b)
In the event a dispute shall arise between the parties, the parties agree to use good faith efforts to settle the dispute.  If the parties fail to resolve the dispute within 30 days from the start of the dispute (unless the parties agree to a longer period to resolve the matter), then the parties agree to participate in mediation prior to any litigation or other dispute resolution procedure.  The parties agree to share the costs of the mediation equally.  The mediation shall be administered by a mediation firm and at a location mutually agreed to by the parties.  The parties expressly agree that any agreement reached through mediation shall be binding.  The parties recognize that mediation proceedings are settlement negotiations, and that all offers, promises, conduct and statements, whether written or oral, made in the course of the proceedings, are inadmissible in any court or dispute resolution proceeding, to the extent allowed by applicable state law. Evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation session. In the event the parties do reach a settlement agreement, the terms of that settlement will be admissible in any court proceedings required to enforce it, unless the parties agree otherwise.

8.6	Severability; Waiver; and Survival.

(a)
If one or more provisions of this Agreement are held invalid, illegal or unenforceable in any respect on the basis of any particular circumstances or in any jurisdiction, the validity, legality and enforceability of such provision or provisions under other circumstances or in other jurisdictions and of the remaining provisions will not in any way be affected or impaired.

(b)
Except as otherwise provided herein, no failure or delay on the part of either party in exercising any power or right under this Agreement operates as a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right. No waiver by a party of any provision of this Agreement, or waiver of any breach or default, is effective unless it is in writing and signed by the party against whom the waiver is to be enforced.

(c) The parties’ rights, protections, and remedies under this Agreement shall survive its termination.

8.7	Confidentiality.

(a)
Subject to Section 8.7(b), J.P. Morgan will hold all Confidential Information in confidence and not use such records and information for any purpose other than the performance e of its responsibilities and duties hereunder.  J.P. Morgan agrees to maintain physical, electronic, and procedural safeguards reasonably designed to protect the security, confidentiality, and integrity, and to prevent unauthorized access to or use of the Confidential Information.  J.P. Morgan shall use its best efforts (but in all events at least the same degree of care and controls that it uses to protect its own confidential and proprietary information of similar importance) to hold all Confidential Information in confidence and prevent the unauthorized use, disclosure, or distribution any of such Confidential Information, to its employees or any person or entity except (a) with Customer’s written consent, (b) regulation, regulatory or self regulatory authority or (c) if legally compelled to do so pursuant to a requirement or request of a governmental agency pursuant to a court or administrative deposition, interrogatory, request for documents, subpoena, civil investigative demand or other applicable law, regulation or an order from a court, regulatory agency or other legally enforceable requirement of law; provided, however, that J.P. Morgan shall:  (a) give prior written notice of such request or requirement or use in defense of a claim (prompt subsequent written notice may be provided if prior written notice is not reasonably practicable); (b) use its best efforts to obtain Customer’s consent to such disclosure; and (c) if consent is not given, agree to permit a motion to quash, or other similar procedural step, to seek protection against the production or publication of information; provided that J.P. Morgan shall not be required to act in accordance with (a), (b), or (c) above if to do so would be prohibited by statute, rule, court, or regulatory or self-regulatory agency.  In making any disclosure under such legal process or requirement of law, the parties agree to use best efforts to preserve the confidential nature of the Confidential Information and to cooperate with the other to limit the nature and scope of any required disclosure of Confidential Information.  Nothing herein shall require either party to fail to honor a subpoena, court or administrative order, or a similar requirement or request on a timely basis.

(b)	Customer authorizes J.P. Morgan to disclose Confidential Information to:

(i)
any delegates or service providers and/or vendors to the Funds that J.P. Morgan believes is reasonably required by such person to provide the relevant services under this Agreement, provided that J.P. Morgan shall be liable to Customer if a delegate discloses Confidential Information in a manner not permitted by this Section 8.7;

(ii)
its professional advisers, auditors or public accountants, provided they have agreed to keep Confidential Information confidential or have an internal policy to keep confidential client information confidential;

(iii)
its Affiliates that J.P. Morgan believes are reasonably required by J.P. Morgan to provide the relevant services under this Agreement, provided they have agreed to keep Confidential Information confidential or have an internal policy to keep confidential client information confidential; and

	(iv)	any revenue authority or any governmental entity.

(c)
Immediately upon: (i) termination of this Agreement; and/or (ii) a written request by Customer at any time (which will be effective if actually received by J.P. Morgan), J.P. Morgan will return to Customer (as requested by Customer) Confidential Information; provided that J.P. Morgan shall be permitted to retain media and materials containing Confidential Information of Customer hereto for customary archival and audit purposes (including with respect to regulatory compliance) subject to the terms of this Agreement.  Customer may request and J.P. Morgan shall provide upon request an attestation certifying the return or destruction of Confidential Information in a form the parties mutually agree to.

8.8	Use of J.P. Morgan’s Name.

Customer agrees not to use (or permit the use of) J.P. Morgan's name in any document, publication or publicity material relating to Customer or the Funds, including but not limited to notices, sales literature, stationery, advertisements, etc., without the prior consent of J.P. Morgan (which consent shall not be unreasonably withheld), provided that no prior consent is needed if the document in which J.P. Morgan’s name is used merely states that J.P. Morgan is acting as a service provider to Customer or the Funds.

8.9	Delegation.

J.P. Morgan may delegate to a reputable agent any of its functions herein. However, J.P. Morgan will remain responsible to Customer for any such delegation.  J.P. Morgan will consult with Customer before it implements the delegation of a material portion of the Services.

8.10	Third Party Rights.

A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement.

8.11	Counterparts.

This Agreement may be executed in several counterparts each of which will be deemed to be an original and together will constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

AS WITNESS the hand of the duly authorized officers of the parties hereto:

EAGLE CAPITAL APPRECIATION FUND	J.P. MORGAN INVESTOR SERVICES CO.
By:___________________________________ Name: Title: Date:	By:___________________________________ Name: Title: Date:
EAGLE GROWTH & INCOME FUND
By:___________________________________ Name: Title: Date:
EAGLE SERIES TRUST, ON BEHALF OF ITSELF AND ITS SERIES FUNDS LISTED ON SCHEDULE 1
By:___________________________________ Name: Title: Date:

SCHEDULE 1
    Funds

           Eagle Capital Appreciation Fund
Eagle Growth & Income Fund
Eagle Series Trust and its series funds:
International Equity Fund
Large Cap Core Fund
Mid Cap Growth Fund
Mid Cap Stock Fund
Small Cap Core Value Fund
Small Cap Growth Fund
Investment Grade Bond Fund

SCHEDULE   2
Accounting and NAV Calculation Services

A.	Definitions

	1.	Definitions.

As used in this Agreement and the Schedules and Appendices to this Agreement, the following terms have the meaning hereinafter stated:

“Accounting Records” means the official books and records which are maintained by or in respect of the Funds in accordance with Applicable Law.

“Business Day” means a day on which the New York Stock Exchange is open for Business.

“Custodian” means the entity appointed as the custodian of the Funds, as notified by Customer to J.P. Morgan in writing.

“Daily” means, in relation to an activity, that it is repeated on each Business Day.

“NAV Calculation” means, in relation to any of the Funds, the calculation of that Fund’s net asset value per Share.

“NAV Error” means one or more errors in the computation of net asset value which, when considered cumulatively, results in a computed error amount of at least .01 per Share.

“Transfer Agent” means the entity appointed as the transfer agent of the Funds, as notified by Customer to J.P. Morgan in writing.

“Valuation Procedures” means the procedures to be followed by J.P. Morgan with respect to valuation of the Funds’ securities, as agreed by the parties.

For purposes of this Schedule, the term “Fund” shall also refer to Customer as applicable.

	2.	Interpretation.

Capitalized terms which are defined in the main body of this Agreement shall be defined as provided in the main body unless otherwise defined in this Schedule.

B.	Fund Accounting

	1.	Maintenance of Accounting Records.

		(a)	J.P. Morgan shall maintain the following Accounting Records in accordance with U.S. generally accepted accounting principles:

(i) journals containing an itemized Daily record of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits;

(ii) general and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received;

(iii) separate ledger accounts; and

(iv) a monthly trial balance of all ledger accounts (except shareholder accounts).

		(b)	J.P. Morgan shall update the Accounting Records to reflect completed Share Transactions as notified to it by the Transfer Agent on a total aggregate basis.

		(c)	J.P. Morgan is not required to calculate performance fees, or performance fee waivers, expense caps or collars, except as may be agreed with Customer.

	2.	Distributions.

		(a)	Daily Distributing Funds: J.P. Morgan will compute each Fund’s net income and capital gains, dividend payables, dividend factors and agreed upon rates and yields.

		(b)	Non-Daily Dividend Funds: J.P. Morgan will record Fund distributions as notified to it by the Funds’ Administrator.

	3.	Assistance to Auditors.

J.P. Morgan shall provide reasonable cooperation and assistance to the auditors of the Funds, including without limitation by providing copies of extracts of the Accounting Records and other documentation which is maintained by J.P. Morgan on behalf of the Funds as reasonably required by such auditors to carry out their functions.  Customer and/or the Investment Adviser shall coordinate all requests for assistance by auditors.

C.	Fund Valuations

	1.	NAV Calculation and Reporting.

		(a)	J.P. Morgan shall perform NAV Calculations in accordance with:

			(i)	the Prospectus;

			(ii)	the 1940 Act;

			(iii)	Valuation Procedures; and

			(iv)	Instructions which are consistent with J.P. Morgan’s operating model, provided that, in the cases of (iii) and (iv), they are consistent with (i) and (ii).

		(b)	J.P. Morgan shall perform the following NAV Calculation functions Daily, unless otherwise agreed with Customer:

			(i)	recording all security transactions including appropriate gains and losses from the sale of Fund securities;

			(ii)	recording each Fund’s (or class’) capital share activities based upon Share Transactions received by the Transfer Agent;

			(iii)	recording interest income, amortization/accretion income and dividend income;

			(iv)	accruing Fund (or class) expenses according to instructions received from the Funds’ Administrator;

			(v)	recording all corporate actions affecting securities held by each Fund;

			(vi)	determining the outstanding receivables and payables for all (1) security trades, (2) Share Transactions; and (3) income and expense accounts; and

			(vii)	obtaining security prices from independent pricing services, or if such quotes are unavailable, obtaining such prices from the Funds’ Investment Adviser or its designee, as approved by the Board.

		(c)	J.P. Morgan shall report confirmed NAV Calculations to

			(i)	the Investment Adviser;

			(ii)	the Transfer Agent; and

			(iii)	such third parties as agreed with Customer.

	2.	NAV Errors.

Subject to Applicable Law and notwithstanding additional duties of J.P. Morgan as furthermore described in Appendix A to this Schedule:

		(a)	J.P. Morgan shall report all NAV Errors to Customer promptly upon discovery.

		(b)	Customer shall ensure that all errors in NAV Calculations identified by it, or by the Investment Adviser, are reported to J.P. Morgan as soon as reasonably practicable following discovery.

		(c)	J.P. Morgan shall correct NAV Errors as and when required by Appendix A to this Schedule.

	3.	Prices of OTC Derivatives and Certain Other Assets.

J.P. Morgan shall value OTC Derivative Contracts and other investments that J.P. Morgan reasonably determines do not have a readily ascertainable fair market value at the price provided by Customer and/or the Investment Adviser of Customer or the applicable Fund or by a vendor selected by that Investment Adviser or Customer. Such a vendor may be an application service provider that J.P. Morgan is directed to use by the applicable Investment Adviser or Customer to calculate prices of OTC Derivative Contracts. In the event that any such vendor is J.P. Morgan or an affiliate of J.P. Morgan, J.P. Morgan’s responsibility for the errors or omissions of such vendor shall be as set forth in a separate OTC Derivative Contract pricing agreement with Customer.

D.	Reconciliations of Securities Positions and Cash and/or Currency Balances

1.
J.P. Morgan shall reconcile its records of securities positions and cash and/or currency balances of the relevant Fund to the records of the relevant Custodian, and shall perform similar reconciliations to the relevant source with respect to other material investment assets or liabilities. Such reconciliations shall be conducted at the frequency as agreed with Customer in the case of cash and/or currency holdings, securities and other investment assets or liabilities.

2.
In cases where an Affiliate of J.P. Morgan is not the appointed Custodian for a Fund, Customer shall ensure that the Custodian shall provide J.P. Morgan with timely, accurate and complete records of securities position and cash and/or currency balances to J.P. Morgan for each Fund. Customer also shall ensure that the relevant source shall provide J.P. Morgan with timely, accurate and complete records of any other material investment assets or liabilities for each Fund.

E.	Standard Reporting

J.P. Morgan shall make available a standard set of reports as agreed with Customer.

F.	Services Requiring Separate Arrangements

	1.	Non-Standard Services and Reports.

Additional services and special reports are available by arrangement between Customer and J.P. Morgan under the terms and conditions of this Agreement (other than adjustments in compensation as may be agreed). The non-standard services and special reports will be subject to the Change Request processes set forth in Section 2.7.

	2.	Messaging/Communication.

Unless otherwise agreed in accordance with the Change Request processes set forth in Section 2.7, all information delivered to J.P. Morgan (including but not limited to trade flows and reconciliation reports) shall be via J.P. Morgan’s standard means of electronic communication.

APPENDIX A

Net Asset Value Error Correction Policy and Procedures

1.	As used in this Agreement and the Schedules and Appendices to this Agreement, the following terms have the meaning hereinafter stated:

“NAV Error” is defined as one or more errors in the computation of net asset value which, when considered cumulatively, result in a difference between the originally computed NAV and the corrected NAV of at least $0.010 per share.  This computation is based upon the actual difference and is not based upon the rounding of the NAV to the nearest cent per share.

“Per Share NAV Error” is the difference between the originally computed per share NAV, and the amount that would have been computed had the errors not occurred.

“NAV Error Period” comprises those days during which a NAV Error existed.

“Fund Loss” refers to a situation where a Fund has either paid excessive redemption proceeds as a result of an overstatement of the NAV or received insufficient subscription proceeds as a result of an understatement of the NAV.  When such a Fund Loss occurs, the individual Shareholders effecting transactions received a corresponding benefit (a “Shareholder Benefit”).

“Fund Benefit” means a situation where a Fund has either paid insufficient redemption proceeds as a result of an understatement of NAV or received excessive subscription proceeds as a result of an overstatement of NAV.  When such a Fund Benefit occurs, the individual Shareholders effecting transactions suffer a corresponding loss (a “Shareholder Loss”).

The term “responsible person” means a person who, by virtue of bad faith, negligence, fraud, or willful misconduct, caused or contributed to an NAV Error.

For purposes of this Appendix, the term “Fund” shall also refer to Customer as applicable.

2.	The following Procedures will be utilized by J.P. Morgan with respect to NAV Error corrections:

	(a)	If the error in the computation of the net asset value is less than $0.010 per share, no action shall be taken.

(b)
If a Per Share NAV Error is less than one half of one percent of the originally computed Per Share NAV, J.P. Morgan, on behalf of the Funds, will determine whether total Fund Losses exceeded total Fund Benefits for the NAV Error Period.  If the Fund incurred a net loss, Customer will be responsible for obtaining reimbursement for such loss from the responsible person or persons.  In the event that J.P. Morgan or any of its affiliates or delegates caused such loss, J.P. Morgan shall promptly notify Customer and obtain reimbursement for the

Fund subject to Section 2(f) below. Customer, after consultation with J.P. Morgan, may direct the Fund Administrator or its delegates to obtain reimbursement instead of J.P. Morgan. If the Fund had a net benefit, no action need be taken; however, such net benefit should not be carried forward to any analyses performed in the future for other NAV Errors that may arise.

(c)
If the Per Share NAV Error equals or exceeds one half of one percent of the originally computed per share NAV, 1) account adjustments should be made to compensate Shareholders for Shareholder Losses, and 2) Customer will be responsible for obtaining reimbursement for such loss from the responsible person or persons for Fund Losses.  In the event that J.P. Morgan or any of its affiliates or delegates caused such loss, J.P. Morgan shall promptly notify Customer and obtain reimbursement for the Fund, taking into account any Shareholder account adjustments, subject to Section 2(f) below.  Customer, after consultation with J.P. Morgan, may direct the Fund Administrator or its delegates to obtain reimbursement instead of J.P. Morgan.

(i)
With respect to individual Shareholder Losses, Customer will be responsible for causing the Fund (or responsible party) to pay to individual Shareholders any additional redemption proceeds owed and either refund excess subscription monies paid or credit the Shareholder account as of the date of the NAV Error, for additional shares.  Nevertheless, no correction of a given individual Shareholder account shall be made unless the applicable Shareholder Loss for such Shareholder equals or exceeds a de minimis amount of $25.

(ii)
With respect to Fund Losses, Customer will be responsible for causing either the responsible person or persons or the individual Shareholders to reimburse the Fund for the amount of the Fund’s Losses.  (Note that there is no netting of Fund Losses (as described in (c)(i) above) where the error equals or exceeds ½ of 1% of NAV, to the extent benefits were paid out by the Fund to Shareholders as account adjustments).

(d)
In the case of an error that fluctuates above and below one half of one percent, individual Shareholder adjustments should be effected for those days where the NAV Error was equal to or exceeded one half of one percent.  With respect to the remaining days, the Fund level process described above in Section 2(b) may be applied.

(e)
If there is a subsequent discovery of an error which affects a NAV Error Period that had previously been corrected in the manner described above, the subsequently discovered NAV Error should be analyzed in isolation without taking into consideration the previously corrected NAV Errors.

(f)
In cases where a NAV Error has occurred, subject to the terms of this Appendix, Transfer Agent shall reprocess transactions and to adjust each Shareholder’s Shares upwards or downwards accordingly, at the expense of the responsible person or persons.

(g)
In cases where J.P. Morgan is not the responsible person with regard to an NAV Error, J.P. Morgan shall be entitled to reasonable compensation for the work it performs with respect to the remediation of the NAV Error.

(h)
In cases where J.P. Morgan is a responsible person with regard to an NAV Error, but not the sole responsible person, the Fund, to the extent customary under industry practice, shall seek recovery from each such responsible person, for its proportional share of the applicable Fund Loss or Shareholder Loss.

SCHEDULE 3

Transfer Agency Services

A.	Recordkeeping Services

	1.	Maintenance of the Shareholder Records.

		(a)	J.P. Morgan shall maintain records of the Shareholders in accordance with Applicable Law and perform the functions described below, subject to any limitations notified by Customer to J.P. Morgan:

(i)
establish and maintain the Shareholder Records showing for each Shareholder (a) name, address, appropriate tax certification and tax identifying number; (b) number of Shares; (c) historical information including, but not limited to, dividends paid, date and price of all Shareholder Transactions, including individual purchases and redemptions, based upon appropriate supporting documents; (d) name of dealer of record, if any;  (e) any dividend reinvestment order, application, specific address, payment and processing instructions; and (f) correspondence relating to the account and (g) provide copies of the same to persons entitled to obtain copies of the Shareholder Records in accordance with Applicable Law; and

			(ii)	maintain and conduct the Shareholder Records in J.P. Morgan’s usual form and manner and in accordance with Applicable Law.

(b)
J.P. Morgan will not permit any alteration in the form or manner of the Shareholder Records except as required to correct any manifest errors or to update information on the Shareholder Records in accordance with instructions given by or on behalf of Shareholders.

	2.	Access to the Shareholder Records.

(a)
Subject to Applicable Law J.P. Morgan will promptly supply to Customer all information and explanations in relation to the Shareholder Records and the maintenance thereof as Customer may require. Customer shall reimburse J.P. Morgan, or cause the Funds to reimburse J.P. Morgan, for all reasonable costs involved in connection with the provision of such information and explanations, including the time and materials provided by J.P. Morgan for such purpose at rates agreed to by the parties.

(b)
J.P. Morgan shall permit Customer or its authorized representatives to have access, upon reasonable notice during J.P. Morgan regular business hours, to the Shareholder Records and to all subsidiary records and all documents, orders, transfers, cancelled certificates or other papers relating to the maintenance of the Shareholder Records in accordance with Applicable Law.

B.	Processing Shareholder Transactions

	1.	Purchase Order Processing.

(a)
J.P. Morgan shall receive into such accounts as J.P. Morgan may establish for the purpose, subscription monies from Shareholders and applicants to become Shareholders and receive and process (or reject, as appropriate) application forms, in accordance with the Prospectus and SAI and with any specific procedures agreed from time to time between the parties.

		(b)	J.P. Morgan shall periodically notify Customer of the number of Shares purchased and the purchase price paid for each Share, as agreed with Customer.

		(c)	J.P. Morgan shall notify each Shareholder in accordance with the Prospectus and SAI of the number of Shares purchased and the purchase price paid for each Share.
	2.	Redemption Processing.

		(a)	J.P. Morgan shall receive and process redemption requests in accordance with the Prospectus and SAI and with any specific procedures agreed from time to time between the parties.

		(b)	J.P. Morgan shall periodically notify Customer of the receipt of any redemption requests, as agreed with Customer.

(c)
J.P. Morgan shall arrange for payment of the redemption price of any Shares to be redeemed, to be paid in accordance with the redeeming Shareholder’s instructions and in accordance with the Prospectus and SAI.

		(d)	J.P. Morgan shall notify Customer and each Shareholder of the number of Shares redeemed and the redemption price paid for each Share.

	3.	Transfer and Exchange Processing.

J.P. Morgan shall receive and process requests for transfer or exchange of eligible Shares to another share class or Fund in accordance with the Prospectus and SAI, and notify Customer and each Shareholder of such transactions.

		4.	Shareholder Instructions.

Customer authorizes and directs J.P. Morgan to act upon any telephonic instructions (including instructions received over a recorded line) or written mailed instructions given by Shareholders (“Shareholder Instructions”) with respect to their respective accounts which are received by J.P. Morgan bearing the signature of any person authorized to give Shareholder Instructions. Shareholder Instructions are deemed to be Instructions for purposes of this Agreement.

		5.	Calculation of Commissions.

J.P. Morgan shall calculate commissions to be paid to relevant parties based upon the Prospectus and SAI.

		6.	Calculations of Dividends and Distributions.

J.P. Morgan shall calculate dividends and other distributions to be paid to Shareholders or reinvested pursuant to Shareholder Instructions, in accordance with the Prospectus and SAI, and Applicable Law.

C.	Reporting

	1.	Shareholder Statement Production.

J.P. Morgan shall prepare for distribution to Shareholders, regular Shareholder statements, which will be mailed periodically in accordance with the Prospectus and SAI and subject to the mailing costs of J.P. Morgan.

	2.	Special Reports.

J.P. Morgan will prepare ad hoc or customized reports, as may be agreed by the parties in accordance with Section 2.8 of this Agreement and may make an appropriate charge for such reports.

D.	Identification of Shareholders – Anti-Money Laundering

	1.	General.

Customer and J.P. Morgan acknowledge their respective obligations under Applicable Law to aid in the prevention of money laundering.  In this regard, Customer further acknowledges that J.P. Morgan will comply with its internal policies and procedures with regard to the prevention of money laundering and with the requirements of the U.S. Treasury Department's Office of Foreign Assets Control and that J.P. Morgan’s obligations under Applicable Law and such policies and procedures may affect the timely exercise of any Shareholder instructions.

2.	Know Your Customer Responsibilities.

	(a)	J.P. Morgan will perform required Shareholders identification and verification in accordance with Applicable Law and shall maintain “Know Your Customer” files in accordance with industry practice.

(b)
J.P. Morgan may request additional information about an applicant for Shares before or after processing the initial purchase of Shares and may require additional information from Shareholders when it determines it is necessary to do so to comply with Applicable Law, industry practice, or J.P. Morgan’s reasonable internal policies.  J.P. Morgan may in its sole discretion refuse to accept an application that has not been adequately verified to its reasonable satisfaction or to process Shareholder Instructions pending receipt of such additional information.

	(c)	In the event that Shareholder documentation maintained prior to the Service Commencement Date of this Agreement does not meet J.P. Morgan’s requirements, Customer shall pay the reasonable cost of any necessary remediation, including the time and materials provided by J.P. Morgan for such purpose at J.P. Morgan’s customary rates, as agreed to by the parties.

3.	Anti-Money Laundering Program.

(a)
J.P. Morgan shall perform risk-based monitoring of Shareholder transactions with regard to compliance with Applicable Law to aid in the prevention of money laundering, including: (i) suspicious activity monitoring and reporting; (ii) cash transaction reporting; and (iii) recordkeeping (collectively, the “AML Services”).

(b)
J.P. Morgan represents and warrants that it has adopted and will maintain a written anti-money laundering program (“J.P. Morgan AML Program”) that includes policies and procedures that enable it to perform its responsibilities under the Agreement.

	(c)	J.P. Morgan hereby:
		(i)	agrees to provide, upon request by authorized federal examiners, information and records maintained by J.P. Morgan relating to the AML Services;

(ii)
agrees to provide, upon reasonable request by Customer, information and records maintained by J.P. Morgan relating to the AML Services to the extent permitted under Applicable Law and the J.P. Morgan AML Program;

(iii)
agrees to cooperate with Customer’s AML Compliance Officer with respect to any request for information by the Financial Crimes Enforcement Network pursuant to the Bank Secrecy Act, as amended by the USA PATRIOT Act and the regulations thereunder; and

		(iv)	consents to the inspection of J.P. Morgan by authorized examiners with respect to AML Services.

	(d)	J.P. Morgan agrees to furnish to Customer the following:

		(i)	a summary of the J.P. Morgan AML Program as in effect, upon Customer’s request;

(ii)
no less frequently than annually, a report on the J.P. Morgan AML Program concerning J.P. Morgan’s implementation of, and ongoing compliance with, the J.P. Morgan AML Program and a summary of any audit report prepared with respect to the AML Services;

		(iii)	interim reports as mutually agreed to by Customer and J.P. Morgan with respect to material issues that arise with respect to the AML Services; and

		(iv)	periodic reports as mutually agreed to by Customer and J.P. Morgan concerning J.P. Morgan’s compliance with the J.P. Morgan AML Program and/or the AML Services.

(e)
J.P. Morgan shall promptly notify Customer of any such transactions which it regards as suspicious and, following consultation with Customer, shall prepare and file any necessary report with the relevant authorities.

		(f)	J.P. Morgan and Customer acknowledge and agree that certain AML Services are contained in the Service Level Document.

	4.	Internal Control Procedures and Training.

J.P. Morgan has established and will maintain an anti-money laundering program and conducts anti-money laundering training in accordance with Applicable Law.

	5.	Identity Theft Prevention Program.

In connection with the Customer’s oversight requirements under the Fair and Accurate Credit Transactions Act of 2003 (the “FACT Act”) and 16 CFR §681.2 (“Rule 681.2”), adopted pursuant to the Act, regarding the detection, prevention and mitigation of identity theft, and subject to the terms of the Agreement, J.P. Morgan hereby certifies as of the date hereof that it:

(a)
has policies and procedures to detect patterns, practices or specific activities that indicate the possible existence of identity theft (“Red Flags”) for the covered accounts, as defined in Rule 681.2(b)(3), that may arise in the performance of its services under the Agreement; and

		(b)	will take appropriate steps to prevent or mitigate identity theft, and will report any Red Flags to the Customer.

E.	Exception Processing.

1.
J.P. Morgan may provide exception processing upon the request of Customer or the Investment Adviser, which may result in an additional charge, the amount of which shall be agreed upon the parties.  Exception processing includes:

(a)
processing which requires J.P. Morgan to use methods and procedures other than those usually employed by J.P. Morgan to perform its obligations under this Agreement, including additional manual intervention by J.P. Morgan, either with respect to the entry of the data or in the modification or amendment of reports generated by J.P. Morgan’s processing systems; or

		(b)	the provision of information to J.P. Morgan after the commencement of J.P. Morgan’s nightly processing cycle.

SCHEDULE   4
Electronic Access

1.
J.P. Morgan shall permit Customer and its Authorized Persons (as defined herein) to access electronically the applications and products of J.P. Morgan listed on Exhibit 1 to this Agreement (the “Products”). J.P. Morgan reserves the right to modify this Schedule 4 and, subject to the terms and conditions of the Agreement, the products and services available through the Products, upon notice to Customer. J.P. Morgan shall endeavor to give Customer reasonable notice of its termination or suspension of access under this Agreement to any Product, but may do so immediately upon written notice and, subject to the terms and conditions of the Agreement, to Customer if J.P. Morgan determines, in its sole discretion, that providing access to such Product would violate Applicable Law or that the security or integrity of such Product is at risk.  In the event that J.P. Morgan terminates or suspends any Product as described herein, J.P. Morgan shall provide Customer with reasonable alternative procedures for access to any affected Data.

2.
In consideration of the fees paid by Customer to J.P. Morgan and subject to any applicable software license addendum in relation to J.P. Morgan owned or sublicensed software provided for a particular application and Applicable Law, J.P. Morgan grants to Customer on the terms of this Schedule 4 a non-exclusive license to use the Products and the information and data made available to Customer through the Products (the “Data”) for the sole use of Customer. Customer may download the Data and print out hard copies for its reference, provided that it does not remove any copyright or other notices contained therein or any hyperlink or other reference to any such notice.

3.
The rights and obligations of the parties with respect to the provision of certain cash products and services via the Products shall also be governed, to the extent not governed by this Agreement, by J.P. Morgan’s terms and conditions relating to such products and services, as the same may be amended from time to time (the “Product Terms”).  If and to the extent that there is a conflict between the Product Terms and this Schedule 4, the provisions of this Schedule 4 shall prevail.

4.
Customer acknowledges that there are certain security, corruption, transaction error and access availability risks associated with using open networks such as the internet, and Customer hereby expressly assumes such risks.  Customer shall make its own independent assessment of the adequacy of the internet and of the security procedures made available by J.P. Morgan.  Customer acknowledges and agrees that the selection and use by it of third party security and communications software and third party service providers is the sole responsibility of Customer, and J.P. Morgan disclaims all risks related thereto, notwithstanding that J.P. Morgan may recommend certain security and/or communication software packages.  All such software must be interoperable with J.P. Morgan’s software.

Each of Customer and J.P. Morgan shall be responsible for the proper functioning, maintenance and security of its own systems, services, software and other equipment.

5.
Notwithstanding the other provisions of the Agreement, J.P. Morgan shall not be liable for any Liabilities arising out of the use or unavailability of J.P. Morgan’s web site or any means provided by J.P. Morgan of accessing the Products through J.P. Morgan’s web site in the absence of J.P. Morgan’s fraud, gross negligence or willful misconduct.

6.
Customer shall not use the Products to transmit (i) any virus, worm, or destructive element or any programs or data that may be reasonably expected to interfere with or disrupt the Products or servers connected to the Products; (ii) material that violates the rights of another, including but not limited to the intellectual property rights of another; and (iii) “junk mail”, “spam”, “chain letters” or unsolicited mass distribution of e-mail.

7.
Customer shall promptly and accurately designate in writing to J.P. Morgan the geographic location of its users from time to time.  Customer further represents and warrants to J.P. Morgan that Customer shall not access the service from any jurisdiction which J.P. Morgan informs Customer or where Customer has actual knowledge that the service is not authorized for use due to local regulations or laws.  Prior to submitting any document which designates the persons authorized to act on Customer’s behalf, Customer shall obtain from each individual referred to in such document all necessary consents to enable J.P. Morgan to process the data set out therein for the purposes of providing the Products.

8.	Customer shall be responsible for the compliance of its Authorized Persons with the terms of this Schedule 4.

9.
J.P. Morgan acknowledges and agrees that any underlying records provided by Customer and maintained byJ.P. Morgan are the property of Customer, however, the manner in which the records are preserved and maintained by J.P. Morgan does not create a separate property right in J.P. Morgan’s documents, systems, or mechanisms maintained for Customer.

EXHIBIT   1
Products

JPMAccess

SunGard’s OnLine Access (OLA)

PowerImage

Investar*One

Crystal Reports

SCHEDULE    5
Remuneration

[Separately Agreed by the Parties]